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November 1, 1999                                                      EXHIBIT 16


Securities and Exchange Commission
Washington, DC 20549

Ladies and Gentlemen:

We were previously principal accountants for Security First Technologies Corporation and, under the date of February 4, 1999, we reported on the consolidated financial statements of Security First Technologies Corporation and subsidiary as of and for the years ended December 31, 1998 and 1997. On October 25, 1999, our appointment as principal accountants was terminated. We have read the statements of Security First Technologies Corporation included under Item 4 of its Form 8-K dated November 1, 1999, and we agree with such statements, except that we are not in a position to agree or disagree with Security First Technologies Corporation's statement that the change was recommended by the Audit Committee of the Board of Directors.

                                    Very truly yours,

                                    /s/ KPMG LLP


Copy to:  Robert F. Stockwell
          Chief Financial Officer
          Security First Technologies Corporation